UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2007

APPLIED DIGITAL SOLUTIONS, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 6, 2007, Applied Digital Solutions, Inc., a Delaware corporation (the “Company”), received a letter from the Nasdaq Stock Market (the “Nasdaq”) indicating that the Company is not in compliance with the Nasdaq’s requirements for continued listing because, for the previous 30 consecutive business days, the bid price of the Company’s common stock closed below the minimum $1.00 per share price requirement for continued inclusion under Nasdaq Marketplace Rule 4310(c)(4) (the “Rule”). In accordance with the Nasdaq Marketplace Rules, the Company will be provided 180 calendar days, or until June 2, 2008, to regain compliance with the Rule.

If, at any time before June 2, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide the Company written notification that it is in compliance with the Rule. However, if the Company does not regain compliance with the Rule by June 2, 2008, the Nasdaq staff will determine whether the Company meets the Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement, and if it does, the Company will be granted an additional 180 calendar day compliance period. Currently, except for the bid price requirement, the Company meets the Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c).

A copy of the press release announcing receipt of the Nasdaq letter is included as Exhibit 99.1 hereto.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2007, the Compensation Committee of the Board of Directors of the Company approved an increase in compensation for Lorraine Breece, the Company’s Senior Vice President, Acting Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Secretary, and the Acting Chief Financial Officer, Vice President, and Treasurer of Digital Angel Corporation, a Delaware corporation and majority-owned subsidiary of the Company (“Digital Angel”). Ms. Breece’s salary was increased from $150,000 per year to $210,000 per year.

In addition, as a Senior Vice President of the Company under the Company’s established severance policy, Ms. Breece was entitled to receive one year of base salary if she was terminated without cause or if she resigned with good reason, which has been modified to include one year of base salary plus an additional 60% of her yearly base salary. The issuance of any severance benefit is subject to the execution of a general release by Ms. Breece at the time of separation. The Company reserved the right to pay the additional 60% of Ms. Breece’s yearly base salary as a lump sum, or in Company common stock, which would be subject to price protection for three months following the issuance.

Pursuant to a reimbursement arrangement between the Company and Digital Angel, Digital Angel reimburses the Company for one-half of Ms. Breece’s compensation. On December, 4, 2007, the Compensation Committee of the Board of Directors of Digital Angel also approved the foregoing increases in Ms. Breece’s compensation.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of Applied Digital Solutions, Inc. dated December 7, 2007.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

On August 9, 2007, the Company and Digital Angel issued a joint press release announcing the signing of an Agreement and Plan of Reorganization (the “Merger Agreement”) by and among the Company, Digital Angel and Digital Angel Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the “Acquisition Subsidiary”), pursuant to which the Acquisition Subsidiary will be merged with and into Digital Angel, with Digital Angel surviving and becoming a wholly-owned subsidiary of the Company (the “Merger”). Upon the consummation of the Merger, each outstanding share of Digital Angel’s common stock not currently owned by the Company will be converted into 1.4 shares of the Company’s common stock.

In connection with the merger, the Company filed with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus of the Company and Digital Angel. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully because they will contain important information about the Company, Digital Angel and the proposed transaction. The Joint Proxy Statement/Prospectus and other relevant materials (when they become available), and any other documents filed with the SEC, may be obtained free of charge at the SEC’s web site (www.sec.gov). In addition, investors and security holders may obtain a free copy of other documents filed by the Company or Digital Angel by directing a written request, as appropriate, to the Company at 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445, Attention: Investor Relations, or to Digital Angel at 490 Villaume Avenue, South St. Paul, Minnesota 55075, Attention: Investor Relations. Investors and security holders are urged to read the Joint Proxy Statement/Prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.

Participants in Solicitation

The Company, Digital Angel and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the Joint Proxy Statement/Prospectus referred to above. Additional information regarding the Company’s directors and executive officers is also included in the Company’s proxy statement (Form DEF 14A) for the 2007 annual meeting of its stockholders, which was filed with the SEC on May 4, 2007. These documents are available free of charge at the SEC’s website (www.sec.gov) and by contacting Investor Relations at the addresses above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED DIGITAL SOLUTIONS, INC.
Date: December 7, 2007	By:	/s/ Lorraine M. Breece

	Name:	Lorraine M. Breece
	Title:	Senior Vice President and Acting Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Applied Digital Solutions, Inc. dated December 7, 2007.